Exhibit 99.1

GrowGeneration: Zacks Initiates Coverage of GRWG with $7.40 Price Target

CEO and President Speaking at the Dawson James Small-Cap Conference

DENVER, CO, Oct. 23, 2018 /PRNewswire/ - GrowGeneration Corp. (OTCQX: GRWG), ("GrowGen USA" or the "Company") one of the largest specialty retail hydroponic and organic gardening stores, selling to both the commercial and home cannabis markets, with currently 19 locations, today announced Zacks Small-Cap Research Analyst Steven Ralston, C.F.A. has initiated coverage of GrowGeneration Corp.  Zacks' $7.40 per-share price target is based on TTM sales through the just-completed third quarter of 2018 and predicated on attaining an 8.3 industry average P/S multiple. Darren Lampert and Michael Salaman are presenting speakers at the Dawson James Small-Cap Conference, on October 30, 2018, in Jupiter, Fla. A copy of the Zacks report and the Dawson James presentation are available on our website at www.GrowGeneration.com.

Zacks Analysts Valuation:

Generally, the appropriate valuation methodology for retailers is based on P/E (Price/Earnings), which is a reasonable valuation metric for larger mature industry participants that can be characterized as slow-to moderately growing retail chains with a moderate amount of debt. However, if a retailer is in the early phases of its life cycle, the applicable valuation metric becomes Price-to-Sales (P/S), which combines the company's ability to generate revenues with the expectation that the growing revenue streams ultimately will manifest itself into increasing EBITDA and earnings as the emerging retailer expands its geographic footprint and its newly opened stores gain traction.

In the garden/nursery supply space, the marketplace is saturated with traditional big-box home improvement retailers (Home Depot, Lowes and Tractor Supply) and also by thousands of mom-and-pop nursery and garden supply stores, along with a handful of public chains, which all attempt to satisfy the needs of growers. These latter specialty retailers commonly turn to unique targeted product selections and higher levels of customer service to generate traffic and sales in order to secure a competitive edge. The current P/S valuation range for large home improvement retailers (Home Depot, Lowes and Tractor Supply) with moderately growing sales profiles is low, between 1.3 and 2.2 times TTM revenues with a mean P/S valuation of 1.6 times. Moving up the value chain to companies targeting opportunities in the nascent cannabis industry, P/S multiples are dreadfully higher, between 34.3 and 138 times TTM revenues with a mean P/S valuation of 79.5 times even after eliminating Cronus Group and Tilray, both of which sport hefty triple-digit P/S multiples. We believe that the comparable companies to GrowGeneration lie between the extremes of slow-growing big-box home improvement chains and speculative marijuana plays.

GrowGeneration is in the emerging growth phase of its corporate history and in the early stage of establishing its hydroponic supply store footprint. In addition, the company has already embraced digital retailing by pursuing several e-commerce initiatives. The full potential impact of management's store expansion strategy has yet to be observed financially. Comparable companies to GrowGeneration should be within the cannabis-related industry and be specifically providing supplies and/or services to cultivators of cannabis. We believe that the appropriate valuation comparables are KushCo Holdings, Generation Alpha, Medicine Man Technologies, Scotts Miracle Gro and Terra Tech.

Due the character of the company s enterprise, namely a small-capitalization company in the specialty hydroponic and garden supply retail business with a fast-growing sales profile, we expect GrowGeneration to attain at least an industry average P/S ratio of the comparable cannabis-related companies listed above. On projected TTM sales through the just-completed third quarter of 2018, our share price target is $7.40, which is predicated on attaining an 8.3 industry average P/S multiple.

Senior Special Situations Analyst:

Steven Ralston, is a holder of the Chartered Financial Analyst (CFA) designation and has over thirty years of experience in the securities and investment industry, including Director of Research at First National Bank of Maryland, portfolio manager of General Accident's domestic and Canadian equity pension portfolios, and co-manager of Blackrock's $2.3 billion Large Cap Growth Fund. He received his initial investment training at Merrill Lynch and Fidelity & Deposit Company of Maryland.

About GrowGeneration Corp.:

GrowGen USA owns and operates specialty retail hydroponic and organic gardening stores. Currently, GrowGen USA has 19 stores, which includes 6 locations in Colorado, 6 locations in California, 1 location in Las Vegas, 1 location in Washington, 3 locations in Michigan, 1 location in Rhode Island and 1 location in Oklahoma. GrowGen USA also operates an online superstore for cultivators, located at HeavyGardens.com. GrowGen USA carries and sells thousands of products, including organic nutrients and soils, advanced lighting technology and state of the art hydroponic equipment to be used indoors and outdoors by commercial and home growers. Our mission is to own and operate GrowGeneration branded stores in all the major legalized cannabis states in the U.S. and Canada. Management estimates that roughly 1,000 hydroponic stores are in operation in the U.S. By 2020 the market is estimated to reach over $23 billion with a compound annual growth rate of 32%.

Forward Looking Statements:

This press release may include predictions, estimates or other information that might be considered forward-looking within the meaning of applicable securities laws. While these forward-looking statements represent our current judgments, they are subject to risks and uncertainties that could cause actual results to differ materially. You are cautioned not to place undue reliance on these forward-looking statements, which reflect our opinions only as of the date of this release. Please keep in mind that we are not obligating ourselves to revise or publicly release the results of any revision to these forward-looking statements in light of new information or future events. When used herein, words such as "look forward," "believe," "continue," "building," or variations of such words and similar expressions are intended to identify forward-looking statements. Factors that could cause actual results to differ materially from those contemplated in any forward-looking statements made by us herein are often discussed in filings we make with the United States Securities and Exchange Commission, available at: www.sec.gov, and on our website, at: www.growgeneration.com

Connect:
Website: www.GrowGeneration.com
Facebook: GrowGenerationCorp
Twitter: @GrowGenOK
Instagram: Growgeneration_corp

SOURCE GrowGeneration